Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 16, 2022 (the “Execution Date”) by and between IBIO, INC., a Delaware corporation (“Purchaser”), and RUBRYC THERAPEUTICS, INC., a Delaware corporation (“Seller”).  Purchaser and Seller are referred to in this Agreement individually as a “Party” and together as the “Parties”.  Capitalized terms in this Agreement have the respective meanings given to them in Section 1.1 or the other applicable provisions of this Agreement (including this preamble).

RECITALS

A.Seller is a biotechnology company specializing in the field of discovery of biotherapeutics and other pharmaceutical therapies and developing the Investigational Products (defined below) and Company Intellectual Property (defined below) (collectively, the “Business”).

B.Subject to the terms and conditions set forth herein, Seller desires to sell, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, all or substantially all of Seller’s assets, including, without limitation, all of Seller’s right, title and interest in and to the Company Assets (defined below) (the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I. DEFINITIONS

1.1Definitions.  The following capitalized terms shall, for all purposes of the Agreement, have the following meanings:

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by the Seller in any manner related to the Business including, but not limited to all client information, client lists, client contact and registration information, client correspondence and client purchasing histories, all information regarding vendors, product and service information, and information relating to markets, business plans and strategies.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law or executive Order to close or are otherwise generally closed.

“Claim” means suit, action, investigation, allegation, Proceeding, inquiry or other claim or legal or administrative proceeding.

“Closing Value” means the number of shares of Common Stock equal to One Million United States Dollars (US$1,000,000) based on the Market Value as determined on the day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Collaboration Agreements” means, collectively, the Collaboration and License Agreement dated as of August 23, 2021 between Seller and Purchaser and the Collaboration, Option and License Agreement dated as of August 23, 2021 between Seller and Purchaser.

“Common Stock” means common stock of Purchaser, par value $0.001 per share.

“Company Assets” means, collectively, all Company Intellectual Property, Investigational Products and Technology.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights (including, without limitation, all intellectual property of any kind or nature regarding or relating to the Company Assets, including, without limitation, all Contracts, Patents, Marks, Copyrights, Registration IP, Trade Secrets, Documents, mask works and industrial designs (and any registrations and applications therefor), rights in data or materials, including any electronic lab notebooks and such other data and any other know-how regarding the Company Assets, including all registrations, applications and renewals for any of the foregoing), subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in each and all such cases that are owned or used by the Company in the conduct of the Company’s business.

“Confidential Information” means: (i) information relating to the Business or of the Seller, including the terms and conditions of this Agreement and the Transaction Documents, financial and tax information, details of customers, clients and suppliers, persons employed, employee benefits and salaries, existing or planned products or services, price lists, present and future pricing and marketing policies and strategies; (ii) information and material proprietary to the Seller, whether or not reduced to writing, or which is treated as proprietary or designated as proprietary or as confidential information; (iii) computer programs and software, data, source code, object code, firmware, documentation, diagrams, flow charts, research, procedures, know-how, marketing techniques and materials, marketing and development plans and forecasts, client names and all information related to clients and potential clients of the Seller; (iv) documentation, including notes, data, reference materials, drawings, plans, notebooks, reports, records, recommendations, memoranda, formulations and specifications, or any of the foregoing which in any way incorporates or reflects any proprietary or confidential information of the Seller; (v) Trade

Secrets and other confidential Company Intellectual Property relating to the Business of the Seller; and (vi) products of the Seller.

“Contracts” means all agreements, whether oral or written, including, without limitation, contracts, commitments, undertakings, orders, leases, guarantees, warranties, supply and manufacturing agreements, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and all renewals, replacements and substitutions therefor, regarding or relating to the Purchased Assets, including, without limitation, the Company Assets.

“Copyrights” means all rights associated with works of authorship, including, without limitation, copyrights, whether or not registered (including those in Software), copyrightable works, and all other rights corresponding to the foregoing, such as moral rights, and renewals of any of the foregoing, regarding or relating to the Company Assets.

“Documents” means all drawings, specifications, manuals, notes, logs, documents, papers, books, records, files and information, all other works of authorship and other forms of development documentation regarding the Company Assets, including development, testing and clinical trial results, data related thereto, any regulatory correspondence regarding the Company Assets and any drug master files.  Documents also includes all data, manuals, and other documentation regarding or relating to the Company Assets including, without limitation: (i) sales promotion materials, creative materials, art work, photographs, public relations and advertising material, studies, reports and records; (ii) all past, present and prospective clients and customers and all client, customer, prospect and supplier lists and schedules (and all related files and records) with respect to past, present or prospective clients, customers and suppliers and all goodwill and benefits associated therewith; and (iii) all financial records regarding or relating to the Company Assets.

“Employee Plans” means all oral or written plans, arrangements, agreements, programs, policies, practices or undertakings that are, or are required to be, sponsored, maintained or contributed to by the Seller, or as to which any of them has any current or contingent obligation or liability, with respect to some or all of the current or former managers, directors, officers, employees, independent contractors or agents of the Seller that provide for or relate to:

(i)

employment or consulting services, transition of services, bonus, profit sharing or deferred profit sharing, commission, performance compensation, deferred or incentive compensation, equity or equity-based incentives, unit compensation, unit purchase or unit option purchase, unit appreciation rights, phantom unit, “change of control,” retention, tax gross-up, employee loans or any other compensation in addition to salary;

(ii)

retirement or retirement savings, including, without limitation, defined-benefit pension plans, pensions, supplemental pensions, defined-contribution retirement plans and other retirement compensation arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA); or

(iii)	insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short-term disability, long-term disability and workers’ compensation), severance, hospitalization, health, welfare, retiree welfare, legal costs or expenses, medical or dental treatments or expenses, vision insurance, life insurance, accident, death or survivor’s benefits, supplementary employment insurance, day care, tuition or professional commitments or expenses, fringe benefits, vacation or vacation pay, sick pay or similar employment benefits (including all “employee welfare benefit plans” as defined in Section 3(1) of ERISA).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Governmental Authorities” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national.

“Governmental Authorization” means any authorization, order, Permit, approval, grant, license, quota, consent, commitment, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like which may be issued or granted by Law or by rule or regulation of any Governmental Authorities.

“Governmental Charges” means all Taxes, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, due and payable to any Governmental Authorities.

“Investigational Product” or “Investigational Products” means the pre-clinical pipelines established by Seller known as (i) the RTX-003 (Anti-CD-25 mediated Treg depletion) Program; (ii) the [***]; (iii) the [***]; (iv) the RTX-002 (Anti-PD-1 Agonist) Program; (v) the [***]; (vi) the [***]; (vii) any additional antibodies or antibody therapeutics that Seller develops using Seller’s artificial intelligence-based antibody discovery platform known as the RubrYc Discovery Engine; and (viii) any additional developments or pipeline products, including any immune-oncology, oncology, autoimmune therapeutics, of Seller.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the computer, information technology, and data processing systems, facilities and services owned, used, provided by, or controlled by the Seller in the conduct of the Business, including all Software, systems hardware, networks, interfaces, databases, websites, website content, equipment, platforms and related systems and services.

“Law” or “Laws” means, at the applicable time, each provision of any then currently existing federal, state, regional, provincial, local or foreign Laws, including any statute, standard, ordinance, act, code, order, rule, regulation, constitutional provision, decree, promulgation or common law of any Governmental Authority, the rules of any securities exchange, and each term of any order, judgment, award or decree then currently existing of any court, arbitrator or tribunal of any Governmental Authority (including the United States Patent and Trademark Office).

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, equitable interest, right-of-way, easement, encroachment, security interest (including any security interests granted by Seller to Hancock Bank and Trust Company), preemptive right, right of first refusal or similar restriction or right, option, judgment (including any judgments arising from Proceedings instituted against Seller by Covance Laboratories, Inc.), title defect or encumbrance of any kind.

“Market Value” means Volume Weighted Average Price of Purchaser’s Common Stock as reported by Bloomberg, LP over the five (5) day period ending at 4:00 PM on the day prior to the date of determination.

“Material Adverse Effect” means any change, event, condition, circumstance, effect or occurrence (whether individually or in the aggregate with other changes, events, circumstances, effects or occurrences) that (a) has had or could reasonably be expected to have a material adverse effect on Purchaser’s ability to use, own or otherwise exploit the Purchased Assets, (b) has had or could be reasonably expected to create a material risk of liability for purchaser relating to the Purchased Assets, and (c) does or could reasonably be expected to materially impair or delay the Seller’s ability to consummate the Transactions, but shall not include any adverse effect, event, occurrence, fact, condition or change to the extent resulting from or relating to (i) the economy or financial, banking or securities markets in the United States in general, (ii) national or international political conditions, (iii) conditions generally affecting the industries in which the Business operates, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) an epidemic or pandemic, or (vi) any changes after the date hereof in applicable Laws or accounting rules; provided that none of the events set forth in items (i)-(vi) shall have had or could reasonably be expected to have a disproportionate effect on the Business relative to other Persons in the industries in which the Business operates.

“Marks” means service marks, trade names, trade dress, domain names, social media usernames and accounts, brands, logos, slogans, trade names, corporate names, and other similar designations of source or origin, common law trademarks and service marks, together with all goodwill connected with or symbolized by any of the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing regarding or relating to the Investigational Products.

“Milestone 1” means the occurrence of both of the following: (A) [***], and (B) [***].

“Milestone 2” means [***].

“Milestone Expiration Date” means the fifth anniversary of the Closing Date.

“Ordinary Course of Business” means an action taken by the Company if: (a) such action is in the ordinary course of business and consistent with the past practices of the Company including with respect to quantity and frequency; and (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of normal day-to-day operations of other Persons that are in the same line of business as the Company; subject, however, to those actions necessary and incident, or otherwise relating, to the possible winding down or liquidation of the Company in the [six-month] period prior to the Execution Date.

“Patents” means all foreign and United States patents and patent applications (whether provisional or non-provisional), and any patent cooperation treaty (PCT) applications, continuations, divisionals, continuations-in-part, substitutions, restorations, renewals, reissues, revisions, extensions, and reexaminations (or any other patent resulting from a post-grant proceeding) thereof, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) as well as any patent and patent application, filed or issued in any foreign country or the United States, that claims priority to (directly or indirectly, in whole or in part) the foregoing patent, patent application, or PCT application (and any patents granted therefor) regarding or relating to the Investigational Products.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Lien” means (1) statutory Liens for current Taxes that are not yet due and payable as of the Closing Date and (2) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, union, association, Governmental Authority, arbitrator or mediator.

“Proceeding” means any action, claim, counter-claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Real Property Sites” means any real property location where any of the Company Assets are located.

“Registration IP” means any current or future filing with any regulatory authority seeking approval to market the Investigational Products in any territory, including any associated regulatory authority approval to so market the Investigational Products, and any underlying drafts, paperwork, studies, drug master files, marketing authorization dossiers, and any correspondence related thereto.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, managers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means software, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data modules, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes, including any return, declaration, report or other statement provided or required to be provided to any Person as part of a Foreign Bank Account Report.

“Taxes” means: (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax, imposed by any Governmental Authority or taxing authority, including taxes or other charges in the nature of a tax on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, unclaimed property, escheat, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges in the nature of a tax, in each case, whether disputed or not; (ii)  any Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any Liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (iv) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii) or (iii).

“Technology” means any and all: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information and materials; (iii) specifications, designs, industrial designs, models, devices, prototypes, schematics and development tools; (iv) Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; (v) databases and other compilations and collections of data or information; (vi) mask works, layouts, topographies and other design features with respect to integrated circuits;  and (vii)

tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Trade Secrets” means trade secrets and all other confidential, technical or proprietary information and know-how of any kind (including, without limitation, ideas, inventions (whether or not patentable), discoveries, processes, techniques, methods, designs, processes, research and development information, source code, improvements, Technology, data, specifications, proposals, financial, business and marketing plans, and customer and supplier lists) regarding or relating to the Investigational Products.

“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by the Parties in connection with the consummation of the Acquisition.

“Transactions” means, collectively, transaction contemplated by this Agreement in connection with the consummation of the Acquisition.

1.2Additional Definitions.  In addition to the terms defined in Section 1.1, each of the following terms is defined in the Section of the Agreement set forth opposite such term:

Term	Section
Acquisition	Recitals
Agreement	Preamble
Allocation Schedule	2.7
Assigned Accounts Receivable	2.1(b)(vii)
Assigned Claims	2.1(b)(x)
Assigned Contracts	2.1(b)(viii)
Assigned Governmental Authorizations	2.1(b)(ix)
Assigned Intellectual Property	2.1(b)(v)
Assigned Inventory	2.1(b)(iii)
Assigned Miscellaneous Assets	2.1(b)(xiii)
Assigned Prepayments and Deposits	2.1(b)(vi)
Assigned Tangible Assets	2.1(b)(i)
Assigned Technology	2.1(b)(iv)
Assignment and Assumption Agreement	3.2(a)(i)
Assumed Liabilities	2.3(a)
Bankruptcy Exception	4.2
Business	Recitals
Closing	3.1
Closing Date	3.1
Disclosure Schedules	Article IV
Equity Issuance	2.5(b)
Exchange	2.5(c)
Excluded Assets	2.2
Excluded Contracts	2.2(d)
Execution Date	Preamble
Final Milestone Report	2.5(d)

Initial Lockup Period	2.5(b)(ii)
Milestone Objection Notice	2.5(e)
Milestone Payments	2.5(c)
NYSE Approval	3.3(a)
Order	4.8(a)
Party(ies)	Preamble
Pre-Closing Period	4.11
Purchase Price	2.5(a)
Purchased Assets	2.1(b)
Purchaser	Preamble
Retained Liabilities	2.4
SEC	2.5(b)
Seller	Preamble
Stock Certificate	3.2(a)(ii)
Transfer Taxes	2.6

1.3Interpretation.  Unless the context otherwise requires, the terms defined in Section 1.1 and elsewhere in this Agreement shall have the respective meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms thereof.

ARTICLE II. PURCHASE & SALE OF PURCHASED ASSETS

2.1Purchased Assets.

(a)Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase from Seller, the Purchased Assets (as defined in Section 2.1(b)) for an aggregate amount equal to the Purchase Price.

(b)For purposes of this Agreement, “Purchased Assets” shall mean, other than Excluded Assets, all right, title and interest of Seller in all tangible and intangible assets owned or otherwise used by Seller in the conduct of the Business, in each case as of the Execution Date including, without limitation:

(i)

All tangible or fixed assets, except those specifically retained by Seller as referenced in Section 2.2 below, of any kind including, without limitation, equipment, furniture, fixtures, leasehold improvements and other tangible assets located at any of the Real Property Sites including all leasehold improvements of any kind at any of the Real Property Sites or otherwise used by Seller in the conduct of the Business including, without limitation, those items more particularly described in Schedule 2.1(b)(i) (all of the foregoing referred to as the “Assigned Tangible Assets”);

(ii)	All Company Assets;
(iii)	All assigned laboratory equipment inventory as listed on Schedule 2.1(b)(iii) (“Assigned Inventory”);

(iv)

All Software, IT Systems, computer hardware (including, without limitation, servers, networking gear laptops, desktops, monitors and printers and other Technology of any kind), owned, leased, licensed or otherwise used by Seller in the conduct of the Business including, without limitation, those items more particularly described in Schedule 2.1(b)(iv) (all of the foregoing referred to as the “Assigned Technology”);

(v)

All Company Intellectual Property of any kind owned, licensed, or otherwise used by Seller in the conduct of the Business including, without limitation, any company names (including “doing business as” names) and those items more particularly described in Schedule 2.1(b)(v) (all of the foregoing referred to as the “Assigned Intellectual Property”);

(vi)

The prepayments, prepaid expenses, and cash prepayment deposits from clients for work not yet performed relating to the Business as listed in Schedule 2.1(b)(vi) (all of the foregoing referred to as the “Assigned Prepayments and Deposits”);

(vii)

The accounts receivable, accounts or other amounts of any kind owed to Seller from clients which constitutes as of Closing all of the accounts receivable from clients as listed in Schedule 2.1(b)(vii) (the “Assigned Accounts Receivable”);

(viii)

All Contracts of any kind between the Seller and any Person that are used by Seller in the conduct of the Business including Contracts with clients, Contracts with third party vendors and all other Contracts to which the Seller is a party and including, without limitation, those Contracts set forth in Schedule 2.1(b)(viii) but not including the “Excluded Contracts” referenced in Section 2.2(d) (collectively, the “Assigned Contracts”);

(ix)

All Permits and other Governmental Authorizations or registrations of any kind owned by or in the name of Seller or otherwise used by Seller in the conduct of the Business (in each case to the extent assignable) including, without limitation, those items more particularly described in Schedule 2.1(b)(ix), (all of the foregoing referred to as the “Assigned Governmental Authorizations”);

(x)

All Claims existing or arising from the Purchased Assets (whether asserted or not) and whether arising in contract, tort or otherwise or related to any Assigned Contract, indemnity claim, refund claim, right of setoff, or otherwise including, without limitation, those items more particularly described in Schedule 2.1(b)(x) (all of the foregoing referred to as the “Assigned Claims”).

(xi)

Copies of the books and records of any kind relating to the operation of the Business (including without limitation relating to clients and vendors) in the possession of Seller including, but not limited to all, files, Tax Returns of

Seller for 2017, 2018, 2019, 2020, and 2021, Business Data, lab notebooks or assignments, books of account, copies of Assigned Contracts, data/timesheet information, financial statements, files and other documentation relating to and for purposes of owning the Purchased Assets and conducting the Business and originals of the Assigned Contracts unless Seller only has copies of the Assigned Contracts;

(xii)	All goodwill relating to the Business; and
(xiii)

All other assets that are held or used by Seller primarily in connection with the conduct of the Business, including, without limitation, miscellaneous tools, office supplies, marketing and promotional material, and other similar such miscellaneous assets as set forth on Schedule 2.1(b)(xiii) (the “Assigned Miscellaneous Assets”).

2.2Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets shall not be part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing (collectively, the “Excluded Assets”):

(a)All original books and records of any kind relating to the operation of the Business in the possession of Seller including, but not limited to all files, Business Data, books of account, data/timesheet information, financial statements, files, other documentation relating to and for purposes of owning the Purchased Assets and conducting the Business, and copies (not originals) of Assigned Contracts;

(b)Insurance policies and proceeds and rights thereunder;

(c)All credit, deposits, rights to refund, claims for and rights to receive refunds of any nature arising in respect of Taxes relating to the Business for taxable periods (or portions thereof) ending on or prior to the Closing Date and any notes, worksheets, files or documents relating thereto;

(d)Those Contracts, and rights and obligations thereunder, set forth in Schedule 2.2(d) (the “Excluded Contracts”);

(e)Seller’s rights under or pursuant to this Agreement and the other agreements between Purchaser and Seller contemplated hereby;

(f)All bank accounts of Seller, including all cash and cash equivalents except as referenced in Section 2.1(b)(vi);

(g)The outstanding equity interests issued by Seller;

(h)All rights in connection with, and assets of, the Employee Plans;

(i)Those items of personalty listed on Schedule 2.2(i), if any;

(j)Seller’s corporate charter, qualifications to conduct business, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, and similar organizational records of Seller; and

(k)Undeposited funds listed on Schedule 2.2(k), if any.

2.3Assumed Liabilities.

(a)At Closing, Purchaser shall assume as of the Closing Date and shall pay, perform and discharge when due the following Liabilities of Seller (referred to as the “Assumed Liabilities”):

(i)All obligations that accrue and arise after the Closing with respect to those Assigned Contracts that are specifically set forth in Schedule 2.1(b)(viii);

(ii)all Liabilities arising out of, relating to or otherwise in respect of, the ownership or use of the Purchased Assets from and after the Closing; provided, that Purchaser shall not assume any Liabilities associated with any real estate leases; and

(iii)all obligations specifically set forth in Schedule 2.3(a)(iii).

(b)Purchaser does not assume or agree to pay, satisfy, discharge, or perform any Liability, commitments, obligation, or indebtedness of Seller, whether primary or secondary, direct or indirect, liquidated, absolute or contingent, known or unknown and expressly disclaims any liability for Claims made against Purchaser by reason of successor liability or any other similar legal theory.

(c)Purchaser will have no Liability whatsoever related to the delivery or non-delivery of physical possession or control of any of the Purchased Assets.

2.4Retained Liabilities.  All Liabilities of Seller, other than the Assumed Liabilities, shall be retained by Seller (the “Retained Liabilities”) and Purchaser shall have no obligation of any kind with respect to the Retained Liabilities.  For the avoidance of doubt, “Retained Liabilities” shall include, but not be limited to the following:

(a)Any obligation or liability of Seller arising under any Assigned Contract to the extent attributable to the time period prior to Closing including, but not limited to, (i) with respect to client Contracts, any Claims against Seller by any client asserting any counterclaim, refund claim, indemnity claim, breach of warranty claim, tort, negligence or other claim to the extent such claims relate to services performed or products provided prior to Closing or otherwise related to the period of time prior to Closing; and (ii) with respect to Contracts with vendors or other parties providing services or products to Seller, any claims against Seller by any such contracting party asserting any amount due, indemnity claim, tort, negligence or other claim of any kind to the extent such claims relate to services performed or products provided prior to Closing or otherwise related to the period of time prior to Closing;

(b)Any obligation or liability of Seller arising before or after Closing with respect to any Contract that is not specifically referenced in Schedule 2.1(b)(viii);

(c)All obligations and Liabilities of Seller with respect to Taxes of any kind, whether relating to or attributable to the Business, to the Seller or otherwise arising out of the transactions consummated pursuant to this Agreement, including the Equity Issuance and  including, without limitation, the obligation of Seller to withhold and remit all Taxes of any kind that have been (or were required to have been) withheld from, assessed upon, or collected from employees, contractors or clients, but excluding any Taxes that are Purchaser’s obligation pursuant to Section 2.3 or Section 2.6;

(d)Any obligations or Liabilities of the Business or Seller relating to Laws, regulations, Permits or other Governmental Authorizations relating to the time period prior to the Closing including, without limitation, any fees, penalties, fines or other Governmental Charges;

(e)Any obligations or Liabilities of Seller to any employees (in all cases relating to the time period prior to the Closing) including obligations for salaries, compensation, benefits, sick pay, vacation pay, (including, but not limited to, any liability or penalties associated with any violation of any Laws regarding payment of vacation or paid time off upon termination or employment), bonuses, deferred compensation of any kind, severance or termination pay or remuneration of any kind any obligation or liability relating to the termination of any such employee including any termination relating to the consummation of the transactions set forth herein;

(f)Any obligation or liabilities of Seller under any Employee Plan;

(g)Any obligations or liabilities of Seller under any indebtedness, including, without limitation, convertible debt;

(h)Any obligations or liabilities of Seller for transaction expenses, including, without limitation, any professional fees, including legal, accounting, and tax advisor fees, relating to the Transactions;

(i)Any obligations or liabilities relating to or arising out of the Excluded Assets; and

(j)Any other indebtedness of any kind (including, without limitation, any accounts payable, any PPP Loans or deferred revenue).

2.5Purchase Price; Payment of Purchase Price.

(a)Purchase Price. The aggregate consideration for the Purchased Assets shall consist of (i) the Equity Issuance described in Section 2.5(b), (ii) the assumption of the Assumed Liabilities by Purchaser, and (iii) the Milestone Payments described in Section 2.5(c), if applicable (together, the “Purchase Price”).

(b)Equity Issuance. At the Closing, Purchaser shall issue to Seller the number of shares of Common Stock equal to the Closing Value. The issuance of Common Stock to Seller is referred to as the “Equity Issuance”.

(i) Within ten (10) Business Days of Closing, Purchaser shall (A)(i) deliver to Seller the Stock Certificate or (ii) cause the Common Stock to be registered in the name of Seller by book entry in an account or accounts with Purchaser’s transfer agent and (B) Seller shall simultaneously execute such other documents that Purchaser may reasonably require with respect to the Equity Issuance.

(ii)[***].

(c)Milestone Payment. In consideration of the sale, assignment, transfer, and delivery of the Purchased Assets by Seller to Purchaser, Purchaser shall, in the sole discretion of Purchaser, (i) pay, a cash payment in U.S. Dollars to Seller via wire transfer of immediately available funds to the bank and account designated in writing by Seller; or (ii) at Purchaser’s option only if the Common Stock remains listed with the NYSE – American Stock Exchange (or such other exchange which constitutes the Purchaser’s primary stock exchange in the United States at such time) (referred to herein as an “Exchange”), issue Common Stock based on the Market Value of the Common Stock on the date of the payment of Milestone 1 or Milestone 2, as applicable, as follows (collectively, the “Milestone Payments”):

(i)Milestone 1.  [***]in cash or Common Stock upon completion of Milestone 1; and

(ii)Milestone 2.  [***] in cash or Common Stock upon completion of Milestone 2;

provided that, each Milestone is completed prior to the Milestone Expiration Date. Upon completion of each Milestone, Purchaser has delivered to Seller: (i) a written notice of completion that sets forth the element(s) of such Milestone and the corresponding date(s) of completion; and (ii) a statement for payment of the amount due for completion of such Milestone. Purchaser shall (A) list with an Exchange and (B) register with the U.S. Securities and Exchange Commission (the “SEC”), any and all shares of Common Stock issued as consideration for a Milestone Payment, as applicable.

(d)Purchaser shall (i) upon Seller’s reasonable advance written request, but no more than once every twelve (12) months, provide reports on Purchaser’s progress and efforts with respect to the Milestones, including a final report within thirty days after the Milestone Expiration Date (the “Final Milestone Report”), (ii) maintain true, complete and accurate books and records relating to Purchaser’s activities efforts with respect to achievement of the Milestones, which it shall make available for review by the Seller and its Representatives upon reasonable advance written request, but no more than once every twelve (12) months, (iii) use commercially reasonable efforts to achieve the Milestones, and (iv) so long as Purchaser is not prohibited by applicable Law, not take any action, or refrain from taking any action, in the operation of Purchaser that has the purpose of avoiding achievement of the Milestones.

(e)Seller shall have the right until the date that is forty-five (45) days after the Final Milestone Report is delivered to Seller to provide written notice to Purchaser of any determination of Seller that Purchaser has breached its obligations under Section 2.5(c) or 2.5(d) or that Seller believes a Milestone has been achieved (the “Milestone Objection Notice”).  If Seller delivers a Milestone Objection Notice in writing to Purchaser, Purchaser and Seller shall attempt to negotiate in good faith to resolve such dispute.

Notwithstanding anything herein to the contrary, in accordance with the NYSE American Rules, in no event shall any shares of Common Stock issued by Purchaser to Seller pursuant to this Agreement exceed 19.9% of the total number of shares of Common Stock of Purchaser outstanding as of the Execution Date.

2.6Sales and Use Taxes.  Purchaser shall be solely responsible for: (i) timely paying any sales and use Taxes (“Transfer Taxes”) that may apply with respect to the purchase and sale of the Purchased Assets; and (ii) making any and all filings required in connection with the payment of the Transfer Taxes and/or claiming any exemption as it may assert is available to avoid or mitigate the Transfer Taxes.

2.7Allocation of Purchase Price.  The Purchase Price and other relevant items treated as consideration for Tax purposes (the “Tax Consideration”) shall be allocated among the Purchased Assets and the restrictive covenants set forth in Section 7.3, in accordance with their relative fair market values, in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate), as set forth on Schedule 2.7 (the “Allocation Schedule”).  Purchaser and Seller agree that: (i) all federal, state, local and foreign income Tax Returns of Seller and Purchaser shall be filed consistently with the information set forth on the Allocation Schedule; and (ii) neither Seller nor Purchaser shall take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Allocation Schedule, in each case, except to the extent otherwise required by a final “determination” within the meaning of Section 1313 of the Code.  Moreover, Seller and Purchaser further agree to file IRS Form 8594 with respect to the Purchased Assets (and any corresponding form required to be filed by a state or local taxing authority) in a manner that is consistent with the information on the Allocation Schedule.  Seller and Purchaser agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local taxing authority).  In the event that any adjustment is required to be made to the Allocation Schedule as a result of any adjustment to the Tax Consideration pursuant to this Agreement, Purchaser shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Schedule reflecting such adjustment.

2.8Withholdings.  Purchaser shall be entitled to deduct and withhold any amounts Purchaser is required to deduct and withhold under any applicable Law relating to Taxes in connection with payments to be made by Purchaser pursuant to the terms of this Agreement. Such amounts deducted or withheld shall be treated as having been paid to the Person in respect of whom such deduction and withholding was made for all purposes under this Agreement.

2.9Bulk Sales Laws.  The Parties hereby waive compliance by Seller with requirements and provisions of any “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

ARTICLE III. CLOSING

3.1Closing.  The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement and the other transactions provided for herein (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures between the Parties and shall be deemed effective at 11:59 P.M. Eastern Daylight Time on the date hereof or such other date as may be mutually agreed to by the Parties (the “Closing Date”).  All events which shall occur at the Closing shall be deemed to occur simultaneously.

3.2Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the Acquisition are subject to Seller’s satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by the Seller prior to the Closing Date:

(a)Deliverables.  Purchaser shall deliver or cause to be delivered to Seller the following documents or instruments, which shall be in form and substance reasonably satisfactory to Seller:

(i)an Assignment and Assumption Agreement between Seller and Purchaser that assigns the Purchased Assets to Purchaser, substantially in the form attached hereto as Exhibit A (the “Assignment & Assumption Agreement”) executed by Purchaser; and

(ii)evidence of irrevocable instructions submitted by Purchaser to its transfer agent to issue a certificate (the “Stock Certificate”) evidencing the Equity Issuance; provided, that the original Stock Certificate shall be delivered to Seller within ten (10) Business Days following the Closing Date.

(b)Material Adverse Effect. Seller shall not have suffered a Material Adverse Effect.

(c)NYSE Approval.  Purchaser shall have received approval of the NYSE – American Stock Exchange authorizing the Transaction (the “NYSE Approval”).

3.3Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser to consummate the Acquisition are subject to Purchaser’s satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by the Purchaser prior to the Closing Date:

(a)NYSE Approval.  Purchaser shall have received NYSE Approval.

(b)Deliverables.  Seller shall deliver or cause to be delivered to Purchaser the following documents or instruments, which shall be in form and substance reasonably satisfactory to Purchaser:

(i)a certificate, dated as of the Closing Date, of the secretary (or similar officer) of Seller certifying, among other things, that attached to such certificate: (i) is a true and correct copy of the certificate of incorporation and the bylaws of Seller, and all amendments thereto; (ii) is a true copy of all corporate actions taken by Seller, including resolutions of its board of directors authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (iii) is a true copy of all actions taken by the shareholders of Seller authorizing the consummation of the Acquisition and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Seller pursuant hereto; and (iv) are the names and signatures of the duly elected or appointed officers of Seller who are authorized to execute and deliver this Agreement, the Transaction Documents to which Seller is a party and any certificate, document or other instrument in connection herewith;

(ii)a certificate of good standing from the Secretary of State of the State of Delaware, dated no earlier than five (5) Business Days prior to the Closing Date, certifying that Seller is in good standing in the State of Delaware;

(iii)a bill of sale for the Purchased Assets substantially in the form attached hereto as Exhibit B executed by Seller;

(iv)the Assignment and Assumption Agreement executed by Seller;

(v)a Worldwide Assignment of Patents substantially in the form attached hereto as Exhibit C executed by Seller (the “Patent Assignment”);

(vi)a Trademark Assignment substantially in the form attached hereto as Exhibit D executed by Seller;

(vii)a Domain Name Assignment substantially in the form attached hereto as Exhibit E executed by Seller;

(viii)evidence of release of any and all Liens against the Purchased Assets;

(ix)evidence of termination of the Collaboration Agreements; and

(x)an IRS Form W-9 duly completed and executed by Seller (or if Seller is a disregarded entity for U.S. federal income Tax purposes, its regarded owner).

(c)Material Adverse Effect.  Seller shall not have suffered a Material Adverse Effect.

(d)Compliance with Covenants.  Seller shall have complied in all material respects with all covenants, agreement and obligations required by this Agreement to be performed or compiled with on or prior to the Closing Date, including, without limitation, the covenants set forth in Section 4.11.  Purchaser will have received a certificate from Seller signed on behalf of Seller by an officer thereof with respect to the foregoing.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the Acquisition, Seller hereby represents and warrants to Purchaser that, except as expressly disclosed on a schedule corresponding with the appropriate Section numbers below (the “Disclosure

Schedules”), each of the following representations and warranties is true and correct as of the Closing Date:

4.1Formation and Qualification.  Seller is a corporation, duly incorporated, validly existing and in good standing in Delaware.  Seller has all corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Seller is qualified in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2Authority Relative to this Agreement.  Seller has all corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the Acquisition.  The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by such Seller of the Acquisition have been duly and validly authorized by all necessary corporate action, and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Acquisition.  This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar Law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a Proceeding at Law or in equity) (the “Bankruptcy Exception”).

4.3No Conflict.  The execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not: (a) conflict with or violate any provision of incorporation of Seller or any resolutions adopted by the board of directors of Seller; (b) conflict with or violate any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected; or (c) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Purchased Assets or Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument, or other obligation, including any Contracts.

4.4Required Filings and Consents.  The execution and delivery of this Agreement and the other Transaction Documents by Seller do not, and the performance by Seller of its obligations hereunder and the consummation of the Acquisition will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority or any other Person.

4.5Title to Purchased Assets.  Seller has good and valid title to all of the Purchased Assets and has all rights necessary to perform its obligations hereunder.  As of the Closing Date, upon payment of the amounts set forth in clauses (i) and (ii) of Section 2.5(b), the Purchased Assets will be free and clear of all Liens other than Permitted Liens.

4.6Intellectual Property.

(a)Seller is the sole and exclusive beneficial owner and, with respect to registrations and applications therefor, record owner of all of the items of Company Intellectual Property.  To Seller’s knowledge, after due and appropriate inquiry, all of the applications for Company Intellectual Property registrations are subsisting, unexpired and validly applied-for, and, except as set forth on Exhibit A to the Patent Assignment, none of them have been abandoned, cancelled, or adjudicated invalid, or are subject to any outstanding agreement, Order, judgment, or decree restricting their use or adversely affecting Seller’s rights thereto.

(b)Seller has not granted to any Person any right, title or interest in or to the Purchased Assets and, to Seller’s knowledge, after due and appropriate inquiry, no Person has any right, title or interest in or to the Purchased Assets.

(c)Seller owns and possesses the valid and enforceable right to use, free and clear of all Liens (except Permitted Liens), all of the Purchased Assets. Further, no Person, other than Seller and those Persons who have assigned/have obligations to assign to Seller, has contributed to, developed Technology for, an interest in, and/or ownership right to the Purchased Assets. To Seller’s knowledge, after due and appropriate inquiry, the consummation of the Transactions will not require the consent of any Person in respect of, any of the Purchased Assets, including, without limitation, the impairment of any enforcement or any continuations to filings of any Patents.

(d)To Seller’s knowledge, the Purchased Assets (including, without limitation, the use, development, performance, marketing, licensing, distribution, and other exploitation of the Investigational Products by Seller), do not infringe, misappropriate, or otherwise violate, and have not infringed, violated or misappropriated, any intellectual property or other rights of any Person.

(e)There are no decided, settled, pending or, to Seller’s knowledge, after due and appropriate inquiry, previously or presently, threatened (including in the form of offers to obtain a license) Claims by any Person alleging infringement, misappropriation, or other violation by Seller of such Person’s intellectual property, or challenging the enforceability, registrability, patentability, ownership or validity of any of the Purchased Assets (including, without limitation, any cancellation, opposition, revocation, review, or other action or proceeding) owned or purported to be owned by Seller, and to Seller’s knowledge, after due and appropriate inquiry, no valid basis exists for any such Claims.

4.7Claims and Proceedings.

(a)To Seller’s knowledge, after due and appropriate inquiry, (i) there are no Proceedings, Orders (defined below) or Claims pending or threatened against Seller or the Purchased Assets; (ii) there are no Proceedings, Orders, or Claims pending or threatened in writing by Seller against any third party, at law or in equity, or before or by any Governmental Authority (including any Proceedings with respect to the Transactions) relating to the Purchased Assets; and (iii) Seller and the Purchased Assets are not subject to any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (each, an “Order”) of any Governmental Authority.

(b)To Seller’s knowledge, after due and appropriate inquiry, Seller is not in conflict in any respect with or in default or violation of any (nor has it received notice of the default or violation of any): (i) Order; or (ii) any Laws, in each case affecting or relating to the Purchased Assets.

4.8No Finder.  Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.

4.9Solvency.  No insolvency Proceedings have been initiated, or to Seller’s knowledge, after due and appropriate inquiry, threatened against Seller.

4.10Taxes.  To Seller’s knowledge, after due and appropriate inquiry, there are no unpaid Taxes, and there are no Liens for Taxes (other than Permitted Liens for Taxes) upon, pending against or, to Seller’s knowledge, after due and appropriate inquiry, threatened in writing against any Purchased Assets.

4.11Pre-Closing Covenants.

(a) From and after the Execution Date through the earlier to occur of the Closing Date (the “Pre-Closing Period”), each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper and advisable to consummate the Acquisition as soon as reasonably practicable within three (3) Business Days following receipt of the NYSE Approval, including using commercially reasonable efforts to satisfy all conditions precedent in Article III.

(b)During the Pre-Closing Period, Seller shall not (i) amend, terminate or otherwise modify any Company Intellectual Property, including entering into any contracts or financing arrangements regarding the Purchased Assets without the prior consent of Purchaser, which consent shall be in the sole discretion of Purchaser, (ii)  settle or otherwise compromise any Claims of Seller regarding the Purchased Assets or Assumed Liabilities, or (iii) sell, lease, license, or encumber or otherwise voluntarily dispose of the Purchased Assets; provided, that Seller shall cooperate with Purchaser in the manner set forth in Section 7.2 below in order to maintain all Company Intellectual Property, including Patent prosecution activities and maintenance of all marketing authorizations of the Investigational Products, at Purchaser’s expense.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the Acquisition, Purchaser represents and warrants to Seller, that each of the following representations and warranties is true and correct as of the Execution Date and as of the Closing Date:

5.1Organization.  Purchaser is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation.  Purchaser has all requisite corporate or equivalent power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which Purchaser is a party.

5.2Authorization and Validity.  The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate or equivalent action.  This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties thereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

5.3No Conflict.  The execution and delivery of this Agreement and the other Transaction Documents by Purchaser do not, and the performance by Purchaser of its obligations hereunder and the consummation of the Acquisition will not: (a) conflict with or violate any provision of the charter documents of Purchaser; or (b) conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser is bound or affected.

5.4No Finder.  Purchaser has not agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto.

5.5NYSE Representation.  The Equity Issuance will not result in Seller holding 5% or more of the Common Stock.

ARTICLE VI. SURVIVAL OF WARRANTIES; INDEMNIFICATION

6.1Survival of Representations and Warranties .  All representations and warranties made by Purchaser and Seller herein shall terminate effective as of the Closing.

6.2No Indemnification.  Neither Party agrees to defend, indemnify or hold harmless the other Party, any parent, subsidiary or Affiliate of such Party or any director, officer, employee, stockholder, agent or attorney of such Party from and against and in respect of any loss which arises out of or results from the transactions described herein.

6.3Termination.  Either Party shall have the right to terminate this Agreement if the Closing shall not have occurred on or before October 14, 2022.

ARTICLE VII. POST-CLOSING COVENANTS

7.1Funds Received in Respect of Purchased Assets or Excluded Assets.  From and after the Closing Date: (a) Seller shall promptly transfer and deliver to Purchaser without set-off, deduction, or offset, any cash or other property, if any, that Seller may receive related to the Purchased Assets; and (b) Purchaser shall promptly transfer and deliver to Seller without set-off, deduction, or offset, any cash or other property, if any, that Purchaser may receive related to the Excluded Assets owned by Seller.

7.2Further Assurances and Registration of Company Intellectual Property.  Seller hereby agrees, without further consideration, to promptly execute and deliver following the Closing such other instruments of transfer or assignment and to take such other actions as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and otherwise to consummate the Acquisition.  Seller will cooperate with and reasonably assist Purchaser in relation to Purchaser’s registration as the new owner of the Purchased Assets.  Seller will execute and deliver, or cause to be executed and delivered, at no cost to Purchaser, any and all documents reasonably requested by Purchaser that may be necessary, in accordance with the rules and regulations of the applicable Governmental Authorities, to transfer to Purchaser or its Affiliates or successors, Seller’s right, title and interest in and to the Purchased Assets and to register the transfer at the Patent and Trademark Office of the United States, and patent offices in all other territories where patent rights have been granted or are pending.  If Purchaser elects to record this Agreement or any other documents with the appropriate United States or foreign Governmental Authorities or registries, Purchaser will bear the costs and fees associated with recording, but Seller will provide timely cooperation to Purchaser as reasonably requested at no cost to Purchaser.

7.3Restrictive Covenants.  (a)Non-Compete.  The Parties acknowledge that the purchase of the Purchased Assets provides exclusive rights to Purchaser for the development, manufacture and commercialization of the Investigational Products.  Accordingly, for the period of commencing on the Closing Date until the Milestone Expiration Date, Seller, for itself, on behalf of its Affiliates, shall not develop, manufacture, or commercialize (including seek regulatory approval for), or authorize or otherwise assist any third party to develop, manufacture, or commercialize products that are competitive with products included in the Company Assets.  Furthermore, Seller shall not sell or distribute the Investigational Products, either itself through its Affiliates, or through any third-parties, from and after the Closing Date, but nothing shall prevent Seller from continuing to sell its other products which are not the Investigational Products. As used in this Section 7.3(a), the term “Affiliates” shall not include any of Seller’s stockholders or members of the Board of Directors of Seller.

(b)Confidentiality.  Unless (i) compelled to be disclosed by judicial or administrative process, or by other requirements of Law or (ii) necessary for the performance or enforcement of this Agreement or any Transaction Document, from and after the Closing Date, Seller shall hold in strict confidence (and will cause its Affiliates and Representatives to hold in strict confidence), all Trade Secrets and non-public Confidential Information and data concerning Purchaser, Purchaser’s Affiliates, the Purchased Assets, the Acquisition, this Agreement and the other Transaction Documents, and Seller will not (and will cause its Representatives not to) use or disclose to others, or permit the use of or disclosure of, any such information, and will not release or disclose such information to any other Person, except its Representatives who have a legitimate need to know such information in connection with this Agreement (and who shall be advised of the provisions hereof and restrictions contained in this section)

(c)Seller further acknowledges and confirms that the provisions of this Section 7.3 are reasonable and necessary to protect the interests of Purchaser, that any violation of this Section 7.3 will result in an immediate, irreparable injury to Purchaser and that damages at Law would not be reasonable or adequate compensation to Purchaser for violation of this Section 7.3 and that, in addition to any other available remedies, Purchaser shall be entitled to seek specific enforcement of the provisions of this Section 7.3 by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security, and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 7.3.  In the event that the provisions of this Section 7.3  shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Law.

7.4Rights under Contracts.  Seller shall use its commercially reasonable efforts to obtain the written consent of any third party required in connection with the transfer of any Assigned Contracts to Purchaser.  Notwithstanding anything in this Agreement to the contrary, to the extent that any Assigned Contract is not assignable without the consent of another party whose consent has not been obtained, neither this Agreement nor any related assignment or assumption agreement or instrument shall constitute an assignment or attempted assignment of such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or materially detract from the rights transferred to Purchaser.  Instead, if any such required consent is not obtained, then Seller shall provide and extend the full benefit of such Assigned Contract to Purchaser and shall enter into any other reasonable arrangement requested by Purchaser that is designed to give Purchaser the full benefit of such Assigned Contract accruing on or after the Closing and that does not violate applicable Law.

7.5Maintenance of Company Intellectual Property.

(a)Upon assignment of all Company Intellectual Property to Purchaser at the Closing, the maintenance of such Company Intellectual Property, including but not limited to the prosecution of all pending Patent applications and the maintenance of intellectual property registrations for the Investigational Products, shall be the sole responsibility of Purchaser.  All such prosecution and maintenance by Purchaser shall be at Purchaser’s expense and by counsel of its own choice. Seller agrees to provide assistance as reasonably required to Purchaser to maintain the Company Intellectual Property, including but not limited to, executing all documents necessary to maintain and (in the case of patent applications) prosecute patents assigned through this Agreement, free of charge, including securing the reasonable cooperation of any and all named inventors as needed.

(b)From and after the Closing Date, neither Seller nor any of its Affiliates shall do or cause to be done, directly or indirectly, any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of Purchaser’s rights in and to the Purchased Assets.

7.6Tax Matters.  Seller shall prepare and file or cause to be prepared and filed when due (taking into account valid extensions), all Tax Returns of or with respect to the Purchased Assets that are required to be filed on or before the Closing Date.

ARTICLE VIII. AS-IS SALE

8.1Sale of Assets As-Is.  EXCEPT AS SET FORTH HEREIN, THE PURCHASED ASSETS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

8.2Warranty Disclaimer.  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE PURCHASED ASSETS TO PURCHASER AND PURCHASER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS” EXCEPT FOR THE RELEASE OF ANY ENCUMBRANCES, WHICH SELLER SHALL PROVIDE BY THE TIME OF CLOSING.  OTHER THAN THE RELEASE OF ALL ENCUMBRANCES, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN. PURCHASER ALSO ACKNOWLEDGES THAT THE CONSIDERATION REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, WITH ALL FAULTS.”

8.3Inspections.  PURCHASER ACKNOWLEDGES TO SELLER THAT PURCHASER WILL HAVE THE OPPORTUNITY TO CONDUCT PRIOR TO CLOSING SUCH INSPECTIONS AND INVESTIGATIONS OF THE PURCHASED ASSETS AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE PURCHASED ASSETS AND ITS ACQUISITION THEREOF. PURCHASER FURTHER WARRANTS AND REPRESENTS TO SELLER THAT PURCHASER WILL RELY SOLELY ON ITS OWN REVIEW AND OTHER INSPECTIONS AND INVESTIGATIONS IN THIS TRANSACTION AND NOT UPON THE INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITH RESPECT THERETO. PURCHASER HEREBY ASSUMES THE RISK THAT ADVERSE MATTERS INCLUDING, BUT NOT LIMITED TO, LATENT OR PATENT DEFECTS, ADVERSE PHYSICAL OR OTHER ADVERSE MATTERS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S REVIEW AND INSPECTIONS AND INVESTIGATIONS.

8.4Licensed Intellectual Property.  PURCHASER ACKNOWLEDGES THAT SOME PURCHASED ASSETS DESCRIBED MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY SELLER OR OTHERWISE ACQUIRED BY SELLER. PURCHASER UNDERSTANDS THAT SELLER IS UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO, OWNED OR OTHERWISE RESTRICTED BY A THIRD- PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT PARTY, WHICH WILL NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF THIS AGREEMENT. PURCHASER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH THIRD-PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE PURCHASED ASSETS TRANSFERRED HEREBY AND SHALL PAY ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING SAID ASSETS.

ARTICLE IX. GENERAL

9.1Notices.  All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered, if delivered by hand; (b) one (1) Business Day after transmitted, if transmitted by a nationally recognized overnight courier service; (c) when sent by electronic mail (with copy by mail or courier) or confirmed facsimile during regular business hours on a regular Business Day; or (d) five (5) Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

If to Purchaser:

iBio, Inc.

8800 HSC Parkway
Bryan, Texas 77807
Telephone: 979-446-0027

Attention: Chief Executive Officer
Email:###

With a copy to (which shall not constitute notice or such other communication):

Venable LLP
750 East Pratt Street, Suite 900
Baltimore, Maryland 21202
Attn: Charles J. Morton, Jr., Esquire

Telephone:+1 410 244 7716
Email: ###

If to Seller:

RubrYc Therapeutics, Inc.

733 Industrial Road

San Carlos, CA 94070

Attn: Isaac Bright

Email: ###

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street

Suite 1500

Minneapolis, Minnesota 55402

Attn: Brian G. Moore
Email: ###

9.2Severability.  If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this

Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

9.3Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that the Seller may assign its rights to receive Milestone Payments under this Agreement to a general assignee for the benefit of creditors under applicable state law; provided, that such general assignee shall be an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and deliver such documents as Purchaser may require.  Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

9.4Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE.  COURTS WITHIN THE STATE OF DELAWARE WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  THE PARTIES HEREBY KNOWINGLY AND WILLING CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, TO THE EXCLUSION OF ANY OTHER COURTS.  TO THAT END, EACH OF THE PARTIES HERETO: (A) WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM; AND (B) AGREES THAT SERVICE OF PROCESS TO ITS ADDRESS AS IN EFFECT FROM TIME TO TIME PURSUANT TO SECTION 9.1  SHALL BE AND CONSTITUTE GOOD, VALID, AND SUFFICIENT SERVICE OF PROCESS ON SUCH PARTY AND HIS OR ITS AFFILIATES.

9.5Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.6Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7Counterparts.  This Agreement may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.8Entire Agreement.  This Agreement (including the Disclosure Schedules attached hereto) and the Transaction Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

9.9Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the Parties.  The provisions hereof may be waived only in writing signed by the Party making such waiver or sought to be bound thereby.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.10Preservation of Remedies.  Except as otherwise provided herein, the rights and remedies provided for in this Agreement are exclusive of any rights or remedies that any Party may otherwise have at Law or in equity.

9.11Expenses.  Except as otherwise specifically provided in this Agreement, each of the Parties shall bear its own fees, costs, and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Acquisition.

9.12Public Announcements.  Purchaser shall be permitted to make any public announcement or communication or issue any circular in connection with the existence or the subject matter of this Agreement.  Seller shall not make any public announcement or communication or issue any circular in connection with the existence or the subject matter of this Agreement without the prior written approval of Purchaser.  The restriction in this Section 9.12  shall not apply to the extent that the public announcement, communication or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction to which the Party is subject or submits, whether or not the requirement has the force of Law.  If this exception applies, the Party making the public announcement or communication or issuing the circular shall use its reasonable efforts to consult with the other Party in advance as to its form, content and timing.

9.13Construction.  The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement as each Party participated in the drafting of this Agreement and the Parties have agreed that no provision or provisions of this Agreement can, may, or should be attributed to any particular Party.

9.14Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity.  Each Party agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 9.14.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have executed this ASSET PURCHASE AGREEMENT by their duly authorized representatives as of the Execution Date.

PURCHASER:

IBIO, INC.

By:	/s/ Thomas F. Isett
Name:	Thomas F. Isett
Title:	Chief Executive Officer

SELLER:

RUBRYC THERAPEUTICS, INC.

By:/s/ Isaac Bright
Name:Isaac Bright
Title:Chief Executive Officer

Exhibit A

Assignment and Assumption Agreement

See attached.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [•], 2022 by and between iBio, Inc., a Delaware corporation (“Purchaser”), and RubrYc Therapeutics, Inc., a Delaware corporation (“Seller”).  Each of Purchaser and Seller are referred to herein as a “Party” or, collectively, as the “Parties.”

WHEREAS, Purchaser and Seller are parties to that certain Asset Purchase Agreement dated as of [•], 2022 (the “Purchase Agreement”) pursuant to which, among other things, Seller has agreed to sell, convey, transfer, assign and deliver to Purchaser all of the Purchased Assets and to assign the Assumed Liabilities to Purchaser, and Purchaser has agreed to purchase such assets and to assume such liabilities; and

WHEREAS, as part of the transfer of the Purchased Assets of Seller, Seller desires to assign and delegate to Purchaser, and Purchaser desires to receive an assignment of and assume from Seller the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which by the Assignor from the Assignee are hereby acknowledged, the Parties agree as follows:

1.Definitions.  All capitalized terms used herein but not defined will have the meanings set forth in the Purchase Agreement.

2.Assignment and Assumption. Seller hereby irrevocably sells, assigns, grants, conveys and transfers to Purchaser, its successors and assigns, all of the right, title and interest, legal and equitable, of Seller in and to the Purchased Assets as of the Closing Date. Purchaser hereby accepts such assignment, assumes all of the Assumed Liabilities and agrees to pay, perform and discharge when due the Assumed Liabilities; but does not assume, and will not be liable for, the Retained Liabilities or any other liabilities of Seller which are not Assumed Liabilities.

3.Conflicts. This Agreement is subject in all events to the terms and conditions of the Purchase Agreement. In the event of a conflict or inconsistency between this Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement will prevail, and nothing contained in this Agreement will be deemed to add to, vary or amend the terms and provisions of the Purchase Agreement.

4.Binding Effect. This Agreement will inure to the benefit of Seller and its successors and assigns and will be binding upon Purchaser and its successors and assigns.

5.Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.4 and 9.5 of the Purchase Agreement relating to governing law, jurisdiction and waiver of jury trial are hereby incorporated by reference in this Agreement and shall apply to this Agreement as though the same were set forth in their entirety.

6. Counterparts; Amendment. This Agreement may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement may only be amended, modified, or supplemented by a written agreement executed by each of the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

RUBRYC THERAPEUTICS, INC. By: ______________________________ Title: ______________________________	IBIO, INC. By: ______________________________ Title: ______________________________

Exhibit B

Bill of Sale

See attached.

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of [•], 2022 by and between iBio, Inc., a Delaware corporation (“Purchaser”), and RubrYc Therapeutics, Inc., a Delaware corporation (“Seller”).  Each of Purchaser and Seller are referred to herein as a “Party” or, collectively, as the “Parties.”

WHEREAS, Purchaser and Seller are parties to that certain Asset Purchase Agreement dated as of [•], 2022 (the “Purchase Agreement”) pursuant to which Purchaser will purchase the Purchased Assets of Seller; and

WHEREAS, Seller desires to effectuate the sale, assignment, conveyance, transfer and delivery to Purchaser of the Purchased Assets.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions.  All capitalized terms used herein but not defined will have the meanings set forth in the Purchase Agreement.

2.Transfer of Assets. Seller hereby irrevocably sells, assigns, conveys, transfers, and delivers to Purchaser all of the right, title and interest, legal and equitable, of Seller in and to the Purchased Assets as of the Closing Date.  Purchaser hereby purchases, acquires and accepts from Seller the Purchased Assets.

3.Further Assurances.  Seller, for itself and its respective successors and assigns, hereby covenants and agrees to execute and deliver such other reasonable instruments of sale, conveyance, assignment or transfer and take such other actions as may be reasonably requested to more fully effectuate the sale, conveyance, assignment, transfer and delivery to Purchaser, or its successors and assigns, of Seller’s right, title and interest in and to the Purchased Assets hereby sold, conveyed, assigned, transferred and delivered to Purchaser; and in case of conflict between this Bill of Sale and such specific instruments, the  specific instruments will control with respect to the Purchased Assets sold, transferred, conveyed or assigned thereby; provided, however that nothing contained in such specific instruments will be deemed to add to, vary or amend the terms and provisions of the Purchase Agreement.

4.Conflicts. This Bill of Sale is subject in all events to the terms and conditions of the Purchase Agreement. In the event of a conflict or inconsistency between this Bill of Sale and the Purchase Agreement, the terms and provisions of the Purchase Agreement will prevail, and nothing contained in this Bill of Sale will be deemed to add to, vary or amend the terms and provisions of the Purchase Agreement.

5.Survival. Notwithstanding anything herein to the contrary, the terms and conditions of the Purchase Agreement will survive the execution and delivery of this Bill of Sale.

6.Binding Effect. This Bill of Sale will inure to the benefit of Purchaser and its successors and assigns and will be binding upon Seller and its respective successors and assigns.

7.Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 9.4 and 9.5 of the Asset Purchase Agreement relating to governing law, jurisdiction and waiver of jury trial are hereby incorporated by reference in this Agreement and shall apply to this Agreement as though the same were set forth in their entirety.

8. Counterparts; Amendment. This Bill of Sale may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Purchase Agreement.  This Bill of Sale may only be amended, modified, or supplemented by a written Purchase Agreement executed by each of the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the date first written above.

SELLER:	PURCHASER:
RUBRYC THERAPEUTICS, INC. By: ______________________________ Title: ______________________________	IBIO, INC. By: ______________________________ Title: ______________________________

Exhibit C

Worldwide Assignment of Patents

See attached.

EXHIBIT C

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (“Agreement”) is dated [•], 2022 (the “Effective Date”) and is between RubrYc Therapeutics, Inc., a Delaware corporation (“Assignor”), and iBio, Inc., a Delaware corporation (“Assignee”). Each of Assignor and Assignee are referred to herein as a “Party” or, collectively, as the “Parties.”

WHEREAS, Assignor owns the entire right, title, and interest in and to the (i) inventions and patents (including all reissues, divisionals, continuations, continuations-in-part, re-examinations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof) and patent applications identified on Exhibit A (collectively, the “Assignor Patents”); and (ii) invention disclosures and discoveries (whether or not patentable or reduced to practice) relating to the targets identified on Exhibit B (the “Assignor Inventions”, and together with the Assignor Patents, the “Intellectual Property”).

WHEREAS, under that certain Asset Purchase Agreement, dated [•], 2022 (the “Purchase Agreement”), by and among Assignee and Assignor, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to the Intellectual Property; and

WHEREAS, Assignee desires to acquire all of Assignor’s rights in the Intellectual Property in accordance with and subject to the terms of the Purchase Agreement.

NOW, THEREFORE, in exchange for the consideration paid under the Purchase Agreement, the receipt and sufficiency of which by the Assignor from the Assignee is hereby acknowledged, the Parties hereto agree as follows:

1.Assignor does hereby sell and irrevocably transfer, convey and assign unto Assignee, its successors and assigns, all of Assignor’s right, title, and interest in and to (a) the Intellectual Property, to have and to hold for the sole and exclusive use and benefit of the Assignee, its successors and assigns to the full end of the term for any and all of said Assignor Patents, (b)  the entire foreign rights to the Intellectual Property disclosed in said applications, in all countries of the world, including the right to file applications and obtain patents under the terms of the International Convention for the Protection of Industrial Property, and of the European Patent Convention, and (c) the right to sue and recover damages for past, present, and future infringement of any or all of the Intellectual Property.

2.Assignor hereby authorizes and requests the Commissioner of the United States Patent and Trademark Office, and the corresponding entity or agency in any applicable foreign country, to record Assignee as assignee and owner of the Intellectual Property.

3.In accordance with and subject to the terms of the Purchase Agreement, Assignor agrees, without additional consideration, to execute and deliver such other documents and to take all such other actions which Assignee may reasonably request, at Assignee’s own cost, to effect the terms of this Agreement, and to execute and deliver any and all oaths, assignments, powers of attorney, applications, and other documentation as may be reasonably required to effect the terms of this Agreement and its recordation in relevant patent offices.

4.Assignor hereby represents and warrants that (i) it has the legal right and authority to execute this Agreement, and to validly assign Assignor’s entire interest in the Intellectual Property to Assignee; (ii) it has not executed any other agreement that would conflict with the terms of this Agreement, nor shall it execute any such agreement in the future; (iii) to the best of Assignor’s knowledge, the Assignor Patents are valid and enforceable as of the date of this Agreement; (iv) Assignor has not assigned the Intellectual Property or any rights therein to any third party; and (v) Assignor owns all right, title and interest in the Intellectual Property free and clear of all liens, encumbrances, pledges, charges, claims, security interests, mortgages, right of first refusal, or restriction of any kind.

5.This Agreement shall be construed and interpreted in accordance with the Purchase Agreement. In case of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement will govern. This Agreement may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement and all Claims (as defined in the Purchase Agreement) and disputes will be governed by, enforced and construed in accordance with the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of Delaware. This Agreement may only be amended, modified, or supplemented by a written agreement executed by each Party.

[Signature page follows]

Assignor has caused this Agreement to be executed as of the Effective Date by duly authorized persons.

RUBRYC THERAPEUTICS, INC.

By:

Name: _____________________________

Title: ______________________________

State of ______________)

) ss:

County of ____________)

This __________ day of __________, 2022, before me personally came the above-named duly authorized representative of Assignor personally known to me as the individual who executed the foregoing Assignment on behalf of the Assignor, who acknowledged to me that he had the authority to execute same for the purposes therein set forth.

_________________________

My commission expires:

[Signature page to Patent Assignment Agreement]

Assignee has caused this Agreement to be executed as of the Effective Date by duly authorized persons.

IBIO, INC.

By:

Name: _____________________________

Title: _____________________________

[Signature page to Patent Assignment Agreement]

Exhibit A

Assignor Patents

Title	Application No. / Registration No.	Filing Date / Registration Date	Jurisdiction	Status
CD25 ANTIBODIES	62/767,405	11/14/2018	United States of America	Expired
[***]				Pending
[***]				Pending
CD25 ANTIBODIES	19883467.3	11/14/2019	European Patent Office	Published
[***]				Pending
CD25 ANTIBODIES	2021-526461	11/14/2019	Japan	Published
[***]
CD25 ANTIBODIES	PCT/US2019/061567	11/14/2019	Patent Cooperation Treaty	Expired
ENGINEERED IMMUNOGENS THAT MIMIC CD25	62/767,431	11/14/2018	United States of America	Expired
CD25 ANTIBODIES, METHODS OF MAKING AND USES THEREOF	62/902,334	9/18/2019	United States of America	Expired
ENGINEERED CD25 POLYPEPTIDES AND USES THEREOF	3120102	11/14/2019	Canada	Pending
ENGINEERED CD25 POLYPEPTIDES AND USES THEREOF	201980088633.3	11/14/2019	China	Published
ENGINEERED CD25 POLYPEPTIDES AND USES THEREOF	19885972.0	11/14/2019	European Patent Office	Published
[***]				Pending
ENGINEERED CD25 POLYPEPTIDES AND USES THEREOF	2021-526460	11/14/2019	Japan	Published
[***]				Pending
ENGINEERED CD25 POLYPEPTIDES AND USES THEREOF	PCT/US2019/061567	11/14/2019	Patent Cooperation Treaty	Expired
MESO-SCALE ENGINEERED PEPTIDES AND METHODS OF SELECTING	62/855,767	5/31/2019	United States of America	Expired

Title	Application No. / Registration No.	Filing Date / Registration Date	Jurisdiction	Status
[***]				Pending
MESO-SCALE ENGINEERED PEPTIDES AND METHODS OF SELECTING	202080050892.X	5/13/2020	China	Published
MESO-SCALE ENGINEERED PEPTIDES AND METHODS OF SELECTING	20813167.2	5/13/2020	European Patent Office	Published
[***]				Pending
[***]				Pending
MESO-SCALE ENGINEERED PEPTIDES AND METHODS OF SELECTING	17/537,215	11/29/2021	United States of America	Published
MESO-SCALE ENGINEERED PEPTIDES AND METHODS OF SELECTING	PCT/US2020/032715	5/13/2020	Patent Cooperation Treaty	Expired
[***]				Pending
MACHINE LEARNING-BASED APPARATUS FOR ENGINEERING MESO-SCALE PEPTIDES AND METHODS AND SYSTEM FOR THE SAME	202080050301.9	5/13/2020	China	Published
MACHINE LEARNING-BASED APPARATUS FOR ENGINEERING MESO-SCALE PEPTIDES AND METHODS AND SYSTEM FOR THE SAME	20815607.5	5/13/2020	European Patent Office	Published
[***]				Pending
[***]				Pending

Title	Application No. / Registration No.	Filing Date / Registration Date	Jurisdiction	Status
MACHINE LEARNING-BASED APPARATUS FOR ENGINEERING MESO-SCALE PEPTIDES AND METHODS AND SYSTEM FOR THE SAME	PCT/US2020/032724	5/13/2020	Patent Cooperation Treaty	Expired
MACHINE LEARNING-BASED APPARATUS FOR ENGINEERING MESO-SCALE PEPTIDES AND METHODS AND SYSTEM FOR THE SAME	17/108,958	12/1/2020	United States of America	Allowed
CD25 ANTIBODIES	63/113,784	11/13/2020	United States of America	Expired
[***]				Pending
[***]				Pending
GENERALIZED SCAFFOLDS FOR POLYPEPTIDE DISPLAY AND USES THEREOF	63/120,098	12/1/2020	United States of America	Expired
GENERALIZED SCAFFOLDS FOR POLYPEPTIDE DISPLAY AND USES THEREOF	PCT/US2021/061289	11/30/2021	Patent Cooperation Treaty	Published
PD-1 AGONIST ANTIBODIES	63/375,676	9/14/2022	United States of America	Filed

Exhibit B

Assignor Inventions

1.	[***]
2.	[***]
3.	[***]
4.	[***]
5.	[***]
6.	[***]
7.	[***]
8.	[***]

Exhibit D

Trademark Assignment

See attached.

EXHIBIT D

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (“Agreement”) is dated [•], 2022 and is between RubrYc Therapeutics, Inc., a Delaware corporation (“Assignor”), and iBio, Inc., a Delaware corporation (“Assignee”). Each of Assignor and Assignee are referred to herein as a “Party” or, collectively, as the “Parties.”

WHEREAS, Assignor owns the entire right, title, and interest in and to the trademark assets identified on Exhibit A (collectively, the “Assignor Trademarks”);

WHEREAS, under that certain Asset Purchase Agreement, dated [•], 2022 (the “Purchase Agreement”), by and between Assignee and Assignor, Assignor has agreed to assign to Assignee the Assignor Trademarks; and

WHEREAS, Assignee desires to acquire all of Assignor’s rights in the Assignor Trademarks in accordance with and subject to the terms of the Purchase Agreement.

NOW, THEREFORE, in exchange for the consideration paid under the Purchase Agreement, the receipt and sufficiency of which by the Assignor from the Assignee is hereby acknowledged, the Parties hereto agree as follows:

1.Assignor does hereby sell and irrevocably transfer, convey and assign unto Assignee, its successors and assigns, all of Assignor’s right, title, and interest in and to (a) the Assignor Trademarks, together with that portion of the good will of the business of Assignor symbolized thereby and appurtenant thereto, and (b) the right to sue and recover damages for past, present, and future infringements of any Assignor Trademarks.

2.Assignor hereby authorizes and requests the Commissioner of the United States Patent and Trademark Office, and the corresponding entity or agency in any applicable foreign country, to record Assignee as assignee and owner of the Assignor Trademarks.

3.In accordance with and subject to the terms of the Purchase Agreement, Assignor agrees, without additional consideration, to execute and deliver such other documents and to take all such other actions which Assignee may reasonably request, at Assignee’s own cost, to effect the terms of this Agreement, and to execute and deliver any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens, and other documentation as may be reasonably required to effect the terms of this Agreement and its recordation in relevant trademark offices.

4.Assignor hereby represents and warrants that (i) it has the legal right and authority to execute this Agreement, and to validly assign Assignor’s entire interest in the Assignor Trademarks to Assignee; (ii) it has not executed any other agreement that would conflict with the terms of this Agreement, nor shall it execute any such agreement in the future; (iii) to the best of Assignor’s knowledge, the Assignor Trademarks are valid and enforceable as of the date of this Agreement; (iv) Assignor has not assigned the Assignor Trademarks or any rights therein to any third party; and (v) Assignor owns all right, title and interest in the Assignor Trademarks free and clear of all liens, encumbrances, pledges, charges, claims, security interests, mortgages, right of first refusal, or restriction of any kind.

5.This Agreement shall be construed and interpreted in accordance with the Purchase Agreement. In case of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement will govern. This Agreement may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement and all Claims (as defined in the Purchase Agreement) and disputes will be governed by, enforced and construed in accordance with the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of Delaware. This Agreement may only be amended, modified, or supplemented by a written agreement executed by each Party.

[Signature page follows]

The Parties have caused this Agreement to be executed as of the date set forth above by duly authorized persons.

RUBRYC THERAPEUTICS, INC.

By:________________________

Name: __________________________

Title: ___________________________

IBIO, INC.

By: ________________________

Name: __________________________

Title: ___________________________

Exhibit A

Assignor Trademarks

Registered Trademarks:

Trademark Description	Country	Status	Application No.	Filing Date	Reg Date	Reg No.
RUBRYC THERAPEUTICS	United States	Registered	87860305	Apr-02-2018	Aug-10-2021	6449143
RUBRYC THERAPEUTICS	Canada	Registered	1922864	Oct-01-2018	Apr-27-2021	TMA1098989
RUBRYC THERAPEUTICS	European Union (via Madrid Protocol)	Registered	1433221	Sep-28-2018	Apr-15-2019	1433221
RUBRYC THERAPEUTICS	Madrid Protocol	Registered	1433221	Sep-28-2018	Nov-08-2018	1433221
RUBRYC THERAPEUTICS	United Kingdom (via Madrid Protocol)	Registered	1433221	Sep-28-2018	Mar-26-2019	1433221
RUBRYC THERAPEUTICS	United Kingdom (via Madrid Protocol)	Registered	1433221	Sep-28-2018	Apr-15-2019	UK008014332221

Unregistered Trademarks:

RubrYcHu

StableHu

Exhibit E

Domain Name Assignment

See attached.

EXHIBIT E

DOMAIN NAME ASSIGNMENT AGREEMENT

THIS DOMAIN NAME ASSIGNMENT AGREEMENT (“Agreement”) is made as of September [•], 2022 by and between RubrYc Therapeutics, Inc., a Delaware corporation (“Assignor”), and iBio, Inc., a Delaware corporation (“Assignee”). Each of Assignor and Assignee are referred to herein as a “Party” or, collectively, as the “Parties.”

WHEREAS, under that certain Asset Purchase Agreement, dated September [•], 2022 (the “Purchase Agreement”), by and between Assignee and Assignor, Assignor has agreed to assign to Assignee all of Assignor’s right, title, and interest in and to the domain name assets which are registered in the name of RubrYc Therapeutics, Inc. and set forth below in Exhibit A (collectively, the “Assignor Domains”).

WHEREAS, Assignee desires to acquire all of Assignor’s rights in the Assignor Domains in accordance with and subject to the terms of the Purchase Agreement.

NOW, THEREFORE, in exchange for the consideration paid under the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Assignor does hereby sell and irrevocably transfer, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Assignor Domains.

2.Assignor shall deliver to Assignee all account information, contact information, or other access and control credentials necessary for control of the Assignor Domains and take any other steps required by the current procedures promulgated by the registrars of the Assignor Domains to transfer the Assignor Domains to Assignee.

3.In accordance with and subject to the terms of the Purchase Agreement, Assignor agrees, without additional consideration, to execute and deliver such other documents and to take all such other actions which Assignee may reasonably request, at Assignee’s own cost, to effect the terms of this Agreement.

4.This Agreement shall be construed and interpreted in accordance with the Purchase Agreement. In case of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement will govern. This Agreement may be executed and delivered in one or more counterparts (including facsimile, PDF, or other electronic counterparts), each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement and all Claims (as defined in the Purchase Agreement) and disputes will be governed by, enforced and construed in accordance with the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of the State of Delaware. This Agreement may only be amended, modified, or supplemented by a written agreement executed by each Party.

[Signature page follows]

The Parties have caused this Agreement to be executed as of the date set forth above by duly authorized persons.

RUBRYC THERAPEUTICS, INC.

By:________________________

Name: __________________________

Title: ___________________________

IBIO, INC.

By: ________________________

Name: __________________________

Title: ___________________________

Exhibit A

Assignor Domains

1.	rubryc.com